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                         [KPMG PEAT MARWICK LETTERHEAD]

                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hayes Lemmerz International, Inc.:


     We consent to the use of our report dated February 26, 1999, related to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 1999, incorporated by reference herein, and to the references to our firm under the heading "Experts" in the Registration Statement (Form S-4) dated June 11, 1999.


                                          /s/ KPMG LLP

Detroit, Michigan

June 11, 1999